JDN REALTY CORPORATION
Computation of Ratio of Earnings to Fixed Charges



                                                   Three months ended March 31
                                                      1998             1997
                                                   -----------      ----------

FIXED CHARGES:
        Interest Expense (including
                amortization of deferred debt cost) $ 3,355          $ 2,213
        Interest Capitalized                          1,304              658
                                                   -----------      ----------
                 Total Fixed Charges                $ 4,659          $ 2,871
                                                   ===========      ==========

EARNINGS:
        Net (loss) before income tax benefit,
                net gain (loss) on real estate sales
                extraordinary items and
                cumulative effect of change in
                accounting principle                $ 9,112          $ 5,503
        Fixed Charges                                 4,659            2,871
        Capitalized Interest                         (1,304)            (658)
                                                   -----------      -----------
                  Total Earnings                    $12,467          $ 7,716
                                                   ===========      ===========

 Ratio of Earnings to Fixed Charges                       2.68             2.69